PRINCIPAL FUNDS, INC
CONTRACTUAL FEE WAIVER AGREEMENT
AGREEMENT made this December 31, 2015 by and between Principal Funds, Inc. (the “Fund”) and Principal Funds Distributor, Inc. (the “Distributor”) (together, the “Parties”).
The Distributor hereby agrees to waive its Distribution and/or Service Fees (“12b-1 fees”) expressed as a percent of average net assets on an annualized basis.as attached in Schedule A to this Agreement.
The Agreement embodies the entire agreement of the Parties relating to the subject matter hereof. This Agreement supersedes all prior agreement and understandings, and all rights and obligations thereunder are hereby canceled and terminated. No amendment or modification of this Agreement will be valid or binding unless it is in writing by the Parties.
IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

PRINCIPAL FUNDS, INC	PRINCIPAL FUNDS DISTRIBUTOR, INC.

/s/ Michael J. Beer	/s/ Michael J. Beer
By:____________________________________	By:____________________________________
Name: Michael J. Beer	Name: Michael J. Beer
Title: President and Chief Executive Officer	Title: Chief Executive Officer

PRINCIPAL FUNDS, INC

/s/ Beth C. Wilson
By:____________________________________
Name: Beth C. Wilson
Title: Secretary and Vice President

Schedule A

Series	Class	Waiver	Expiration
Money Market Fund	J	0.15%	02/28/2017